Exhibit 99.1
FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS FOURTH QUARTER AND
FULL-YEAR 2018 RESULTS

•	4th quarter comparable store sales increase of 3.3%, full-year increase of 3.8%

•	27% increase in full-year diluted EPS to $16.10

•	Full-Year net cash provided by operating activities increased 23%

Springfield, MO, February 6, 2019 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for its fourth quarter and full year ended December 31, 2018. The results represent 26 consecutive years of comparable store sales growth and record revenue and operating income for O’Reilly since becoming a public company in April of 1993.

4th Quarter Financial Results
Greg Johnson, O’Reilly’s CEO and Co-President, commented, “We are pleased to once again report another profitable quarter and a solid finish to 2018. Team O’Reilly’s commitment to excellent customer service drove a 3.3% increase in fourth quarter comparable store sales, which was above the mid-point of our guidance range. Our solid top-line performance, combined with our relentless focus on profitable growth, resulted in a 6% increase in operating profit dollars for the fourth quarter. As a reminder, our fourth quarter 2017 results included a one-time $0.62 benefit to diluted earnings per share from the revaluation of the Company’s deferred income tax liabilities due to the enactment of the U.S. Tax Cuts and Jobs Act in December of 2017, and we were still able to drive a 6% increase in diluted earnings per share in the fourth quarter of 2018, despite this difficult comparison. Our continued growth is the direct result of Team O’Reilly’s dedication to providing unsurpassed levels of service to our customers, and I would like to thank our over 78,000 Team Members for their hard work and commitment to our long-term success.”

Sales for the fourth quarter ended December 31, 2018, increased $124 million, or 6%, to $2.31 billion from $2.19 billion for the same period one year ago. Gross profit for the fourth quarter increased to $1.23 billion (or 53.3% of sales) from $1.16 billion (or 52.9% of sales) for the same period one year ago, representing an increase of 6%. Selling, general and administrative expenses (“SG&A”) for the fourth quarter increased to $806 million (or 34.8% of sales) from $756 million (or 34.5% of sales) for the same period one year ago, representing an increase of 7%. Operating income for the fourth quarter increased to $428 million (or 18.5% of sales) from $403 million (or 18.4% of sales) for the same period one year ago, representing an increase of 6%.

Net income for the fourth quarter ended December 31, 2018, decreased $2 million, or 1%, to $300 million (or 13.0% of sales) from $302 million (or 13.8% of sales) for the same period one year ago. Diluted earnings per common share for the fourth quarter increased 6% to $3.72 on 81 million shares versus $3.52 on 86 million shares for the same period one year ago. The U.S. Tax Cuts and Jobs Act, enacted in December 2017, significantly reduced the federal corporate income tax rate and required the Company to revalue its deferred income tax liabilities based on the lower enacted federal corporate income tax rate. The Company’s Net Income for the fourth quarter ended December 31, 2017, included a one-time $53 million benefit related to the initial revaluation of its deferred income tax liabilities, and the Company’s fourth quarter ended December 31, 2017, diluted earnings per common share of $3.52 included a $0.62 benefit from the revaluation.

Full-Year Financial Results
Commenting on O’Reilly’s full-year 2018 performance, Mr. Johnson continued, “Our 3.8% increase in full-year 2018 comparable store sales was at the top end of our guidance range and, coupled with a reduced tax rate under the new tax law, drove our 27% increase in full-year 2018 diluted earnings per share to $16.10. I would like to congratulate Team O’Reilly on their 26th consecutive year of annual comparable store sales growth and our 10th consecutive year of 15% or greater annual diluted earnings per share growth. Our 2018 success is a testament to the dedication of our Team Members, and we look forward to continuing our long track record of profitable growth in 2019.”
Mr. Johnson concluded, “We achieved our goal of opening 200 net, new stores across 36 states in 2018 and are very well positioned to continue our profitable store growth in 2019. On November 13, 2018, we announced the signing of an asset purchase agreement with Bennett Auto Supply, and we are very happy to report that we closed this acquisition after the close of business on December 31, 2018. We set our 2019 target of between 200 and 210 net, new stores in our third quarter earnings release in October of 2018, prior to the signing of the Bennett acquisition agreement. We are still targeting that range of net, new store openings for 2019, but will likely finish at the lower end of the range due to the work related to the conversion of the Bennett stores during the first half of 2019.”

Sales for the year ended December 31, 2018, increased $559 million, or 6%, to $9.54 billion from $8.98 billion for the same period one year ago. Gross profit for the year ended December 31, 2018, increased to $5.04 billion (or 52.8% of sales) from $4.72 billion (or 52.6% of sales) for the same period one year ago, representing an increase of 7%. SG&A for the year ended December 31, 2018, increased to $3.22 billion (or 33.8% of sales) from $3.00 billion (or 33.4% of sales) for the same period one year ago, representing an increase of 8%. Operating income for the year ended December 31, 2018, increased to $1.82 billion (or 19.0% of sales) from $1.73 billion (or 19.2% of sales) for the same period one year ago, representing an increase of 5%.

Net income for the year ended December 31, 2018, increased $191 million, or 17%, to $1.32 billion (or 13.9% of sales) from $1.13 billion (or 12.6% of sales) for the same period one year ago. Diluted earnings per common share for the year ended December 31, 2018, increased 27% to $16.10 on 82 million shares versus $12.67 on 90 million shares for the same period one year ago. For the year ended December 31, 2017, the Company’s diluted earnings per common share of $12.67 included a one-time benefit of $0.59 from the revaluation of its deferred income tax liabilities.

Share Repurchase Program
During the fourth quarter ended December 31, 2018, the Company repurchased 1.4 million shares of its common stock at an average price per share of $338.92, for a total investment of $463 million. During the year ended December 31, 2018, the Company repurchased 6.1 million shares of its common stock at an average price per share of $282.80, for a total investment of $1.71 billion. Subsequent to the end of the fourth quarter and through the date of this release, the Company repurchased an additional 0.7 million shares of its common stock, at an average price per share of $341.20, for a total investment of $248 million. The Company has repurchased a total of 73.0 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $150.56, for a total aggregate investment of $11.00 billion. As of the date of this release, the Company had approximately $754 million remaining under its current share repurchase authorization.

4th Quarter and Full-Year Comparable Store Sales Results
Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members. Online sales, resulting from ship-to-home orders and pick-up-in-store orders, for stores open at least one year, are included in the comparable store sales calculation. Comparable store sales increased 3.3% for the fourth quarter ended December 31, 2018, on top of 1.3% for the same period one year ago. Comparable store sales increased 3.8% for the year ended December 31, 2018, on top of 1.4% for the same period one year ago.

1st Quarter and Full-Year 2019 Guidance
The table below outlines the Company’s guidance for selected first quarter and full-year 2019 financial data:

	For the Three Months Ending March 31, 2019	For the Year Ending December 31, 2019
Net, new store openings (1)		200 to 210
Comparable store sales	3% to 5%	3% to 5%
Total revenue		$10.0 billion to $10.3 billion
Gross profit as a percentage of sales		52.7% to 53.2%
Operating income as a percentage of sales		18.7% to 19.2%
Effective income tax rate		23.5%
Diluted earnings per share (2)	$3.92 to $4.02	$17.37 to $17.47
Net cash provided by operating activities		$1.63 billion to $1.79 billion
Capital expenditures		$625 million to $675 million
Free cash flow (3)		$1.0 billion to $1.1 billion

(1)	Net, new store openings does not include the acquired Bennett Auto Supply, Inc. stores.

(2)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.

(3)
Free cash flow is a non-GAAP financial measure. The table below reconciles Free cash flow guidance to Net cash provided by operating activities guidance, the most directly comparable GAAP financial measure:

(in millions)		For the Year Ending December 31, 2019
Net cash provided by operating activities		$1,630	to	$1,790
Less:	Capital expenditures	625	to	675
	Excess tax benefit from share-based compensation payments	5	to	15
Free cash flow		$1,000	to	$1,100

Non-GAAP Information
This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”). These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

Earnings Conference Call Information
The Company will host a conference call on Thursday, February 7, 2019, at 10:00 a.m. Central Time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company’s website at www.OReillyAuto.com by clicking on “Investor Relations” and then “News Room.” Interested analysts are invited to join the call. The dial-in number for the call is (847) 619-6396; the conference call identification number is 47939964. A replay of the conference call will be available on the Company’s website through February 6, 2020.

About O’Reilly Automotive, Inc.
O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Visit the Company’s website at www.OReillyAuto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs. As of December 31, 2018, the Company operated 5,219 stores in 47 states.

Forward-Looking Statements
The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “estimate,” “may,” “could,” “will,” “believe,” “expect,” “would,” “consider,” “should,” “anticipate,” “project,” “plan,” “intend” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing, among other things, expected growth, store development, integration and expansion strategy, business strategies, the impact of the U.S. Tax Cuts and Jobs Act, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, the economy in general, inflation, product demand, the market for auto parts, competition, weather, risks associated with the performance of acquired businesses, our ability to hire and retain qualified employees, consumer debt levels, our increased debt levels, credit ratings on public debt, governmental regulations, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2017, for additional factors that could materially affect the Company’s financial performance. Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contact
Mark Merz (417) 829-5878

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31, 2018	December 31, 2017
	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$31,315	$46,348
Accounts receivable, net	192,026	216,251
Amounts receivable from suppliers	78,155	76,236
Inventory	3,193,344	3,009,800
Other current assets	48,262	49,037
Total current assets	3,543,102	3,397,672

Property and equipment, at cost	5,645,552	5,191,135
Less: accumulated depreciation and amortization	2,058,550	1,847,329
Net property and equipment	3,587,002	3,343,806

Goodwill	807,260	789,058
Other assets, net	43,425	41,349
Total assets	$7,980,789	$7,571,885

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,376,403	$3,190,029
Self-insurance reserves	77,012	71,695
Accrued payroll	86,520	77,147
Accrued benefits and withholdings	89,082	69,308
Income taxes payable	11,013	—
Other current liabilities	253,990	239,187
Total current liabilities	3,894,020	3,647,366

Long-term debt	3,417,122	2,978,390
Deferred income taxes	105,566	85,406
Other liabilities	210,414	207,677

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
79,043,919 as of December 31, 2018, and
84,302,187 as of December 31, 2017	790	843
Additional paid-in capital	1,262,063	1,265,043
Retained deficit	(909,186)	(612,840)
Total shareholders’ equity	353,667	653,046

Total liabilities and shareholders’ equity	$7,980,789	$7,571,885
Note: The balance sheet at December 31, 2017, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Note)
Sales	$2,314,957	$2,190,808	$9,536,428	$8,977,726
Cost of goods sold, including warehouse and distribution expenses	1,080,642	1,031,628	4,496,462	4,257,043
Gross profit	1,234,315	1,159,180	5,039,966	4,720,683

Selling, general and administrative expenses	806,275	756,345	3,224,782	2,995,283
Operating income	428,040	402,835	1,815,184	1,725,400

Other income (expense):
Interest expense	(31,468)	(26,794)	(122,129)	(91,349)
Interest income	683	579	2,521	2,347
Other, net	(4,098)	104	(1,489)	1,406
Total other expense	(34,883)	(26,111)	(121,097)	(87,596)

Income before income taxes	393,157	376,724	1,694,087	1,637,804
Provision for income taxes	92,800	74,409	369,600	504,000
Net income	$300,357	$302,315	$1,324,487	$1,133,804

Earnings per share-basic:
Earnings per share	$3.76	$3.56	$16.27	$12.82
Weighted-average common shares outstanding – basic	79,826	84,830	81,406	88,426

Earnings per share-assuming dilution:
Earnings per share	$3.72	$3.52	$16.10	$12.67
Weighted-average common shares outstanding – assuming dilution	80,636	85,848	82,280	89,502

Note: The income statement for the year ended December 31, 2017, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Year Ended December 31,
	2018	2017
	(Unaudited)	(Note)
Operating activities:
Net income	$1,324,487	$1,133,804
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	258,937	233,845
Amortization of debt discount and issuance costs	3,470	2,871
Deferred income taxes	20,160	(4,593)
Share-based compensation programs	20,176	19,401
Other	9,895	11,790
Changes in operating assets and liabilities:
Accounts receivable	18,138	(27,742)
Inventory	(163,367)	(231,802)
Accounts payable	177,676	253,265
Income taxes payable	22,903	14,220
Other	35,080	(1,372)
Net cash provided by operating activities	1,727,555	1,403,687

Investing activities:
Purchases of property and equipment	(504,268)	(465,940)
Proceeds from sale of property and equipment	4,784	4,464
Other	(34,818)	(2,747)
Net cash used in investing activities	(534,302)	(464,223)

Financing activities:
Proceeds from borrowings on revolving credit facility	2,414,000	3,101,000
Payments on revolving credit facility	(2,473,000)	(2,755,000)
Proceeds from the issuance of long-term debt	498,660	748,800
Payment of debt issuance costs	(3,923)	(7,590)
Repurchases of common stock	(1,714,013)	(2,172,530)
Net proceeds from issuance of common stock	72,146	45,762
Other	(2,156)	(156)
Net cash used in financing activities	(1,208,286)	(1,039,714)

Net decrease in cash and cash equivalents	(15,033)	(100,250)
Cash and cash equivalents at beginning of the year	46,348	146,598
Cash and cash equivalents at end of the year	$31,315	$46,348

Supplemental disclosures of cash flow information:
Income taxes paid	$311,376	$496,728
Interest paid, net of capitalized interest	117,938	77,766
Note: The cash flow statement for the year ended December 31, 2017, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(Unaudited)

		For the Year Ended December 31,
Adjusted Debt to EBITDAR:		2018	2017
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$3,417,122	$2,978,390
Add:	Letters of credit	35,148	36,843
	Discount on senior notes	4,294	3,721
	Debt issuance costs	15,584	13,889
	Six-times rent expense	1,903,698	1,791,684
Adjusted debt		$5,375,846	$4,824,527

GAAP net income		$1,324,487	$1,133,804
Add:	Interest expense	122,129	91,349
	Provision for income taxes	369,600	504,000
	Depreciation and amortization	258,937	233,845
	Share-based compensation expense	20,176	19,401
	Rent expense	317,283	298,614
EBITDAR		$2,412,612	$2,281,013

Adjusted debt to EBITDAR		2.23	2.12

	December 31,
	2018	2017
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.4	1.4
Average inventory per store (in thousands) (2)	$612	$600
Accounts payable to inventory (3)	105.7%	106.0%
Return on assets (4)	16.9%	15.3%

		For the Three Months Ended December 31,		For the Year Ended December 31,
		2018	2017	2018	2017
Reconciliation of Free Cash Flow (in thousands):
Cash provided by operating activities		$385,536	$316,268	$1,727,555	$1,403,687
Less:	Capital expenditures	153,807	118,184	504,268	465,940
	Excess tax benefit from share-based compensation payments	1,729	13,406	34,703	48,688
Free cash flow		$230,000	$184,678	$1,188,584	$889,059

Store and Team Member Information:
	For the Three Months Ended December 31,			For the Year Ended December 31,
	2018		2017	2018	2017
Beginning store count	5,190		4,984	5,019	4,829
New stores opened	29		36	206	198
Stores closed	—		(1)	(6)	(8)
Ending store count	5,219	*	5,019	5,219	5,019

* Ending store count does not include the Bennett Auto Supply, Inc. stores acquired after the close of business on December 31, 2018, as they were not operated by the Company for any portion of 2018.

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
Total employment	78,882	75,552
Square footage (in thousands)	38,455	36,685
Sales per weighted-average square foot (5)	$59.99	$59.48	$251.06	$247.97
Sales per weighted-average store (in thousands) (6)	$442	$434	$1,842	$1,807

(1)    Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.

(2) Calculated as inventory divided by store count at the end of the reported period.
(3) Calculated as accounts payable divided by inventory.
(4)    Calculated as net income for the last 12 months divided by average total assets. Average total assets is calculated as the average of total assets for the trailing four quarters used in determining the denominator.

(5)    Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closings.

(6)    Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate opening, acquisition or closing dates.